MFA MORTGAGE INVESTMENTS, INC. 350 Park Avenue New York, New York 10022

PRESS RELEASE		FOR IMMEDIATE RELEASE

July 1, 2005		NEW YORK METRO

CONTACT:	MFA Investor Relations	NYSE: MFA
800-892-7547
www.mfa-reit.com

MFA Mortgage Investments, Inc.
Announces Second Quarter 2005 Common Dividend of $0.125

     MFA Mortgage Investments, Inc. (NYSE:MFA) announced today that its Board of Directors declared a quarterly dividend of $0.125 per share of common stock for the second quarter of 2005. The dividend will be paid on July 29, 2005 to stockholders of record on July 12, 2005.

     Stewart Zimmerman, MFA’s Chairman of the Board, Chief Executive Officer and President, commented, “In line with our previous guidance, recent and anticipated increases in the fed funds rate are expected to continue to increase the cost of MFA’s liabilities at a more rapid pace than the yield on its assets, leading to a narrowing of spreads in 2005. We anticipate that spreads should rebound after this cycle of fed funds rate increases ends. In addition, recent declines in ten-year treasury yields have led to an increase in MBS prepayments and, as a result, a corresponding increase in MFA’s premium amortization expense, further impacting spreads.”

     “Over the past five years, MFA’s net spreads have averaged 1.39%, varying from a low of 0.30% to a high of 2.15%. While investment spreads are currently compressed across many asset classes and despite the impact of rising short-term interest rates and increased mortgage prepayments, MFA has continued to earn and pay dividends in excess of the yield currently available on ten-year treasury notes. MFA will not compromise its risk versus reward investment decisions and will continue to be conservatively managed for the long term.”

     “In addition, we are pleased to announce that, on June 15, 2005, Adjustable Rate MBS Trust (TSX:ADJ.UN), a newly-formed Canadian investment trust (the “Fund”), completed its initial public offering of 5,000,000 trust units in Canada, raising CDN$125 million. The Fund will obtain exposure to the performance of a portfolio, primarily consisting of adjustable-rate and hybrid MBS, managed by MFA Spartan II, LLC, a wholly-owned subsidiary of MFA.”

     MFA seeks primarily to generate income from investment on a leveraged basis in high-quality adjustable-rate and hybrid MBS and other assets. At March 31, 2005, MFA’s assets totaled approximately $7.1 billion, of which approximately 99% consisted of MBS issued or guaranteed by an agency of the U.S. government or a federally chartered corporation, other MBS rated “AAA” by Standard & Poor’s Corporation, MBS-related receivables and cash. As of March 31, 2005, MFA’s book value per share of common stock was $7.37.

     Stockholders interested in participating in MFA’s Discount Waiver, Direct Stock Purchase and Dividend Reinvestment Plan (the “Plan”) or receiving a Plan prospectus may do so by contacting Mellon Investor Services, the Plan administrator, at 1-866-249-2610 (toll free). For more information about the Plan, interested stockholders may also go to the website established for the Plan at http://www.melloninvestor.com or visit MFA’s website at http://www.mfa-reit.com.

     When used in this press release or other written or oral communications, statements which are not historical in nature, including those containing words such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend” and similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. These forward-looking statements are subject to various risks and uncertainties, including, but not limited to, those relating to: changes in interest rates and the market value of MFA’s MBS; changes in the prepayment rates on the mortgage loans securing MFA’s MBS; MFA’s ability to use borrowings to finance its assets; changes in government regulations affecting MFA’s business; MFA’s ability to maintain its qualification as a REIT for federal income tax purposes; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. These and other risks, uncertainties and factors, including those described in reports that MFA files from time to time with the SEC, could cause MFA’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements speak only as of the date they are made and MFA does not undertake, and specifically disclaims, any obligation to update or revise any forward-looking statements to reflect events or circumstances occurring after the date of such statements.